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                                                                   EXHIBIT 99.1


[VISTA GOLD CORP. LOGO]    7961 SHAFFER PARKWAY
                           SUITE 5
                           LITTLETON, COLORADO 80127
                           TELEPHONE (720) 981-1185
                           FAX (720) 981-1186

                                      Trading Symbol: VGZ
                                      Toronto and American Stock Exchanges

______________________________________________ NEWS ___________________________

VISTA GOLD CORP. CORPORATE UPDATE

DENVER, COLORADO AUGUST 20, 2003 -- Vista Gold Corp. (TSX & AMEX: VGZ), provides the following update on recent activities. The Corporation currently has options to acquire two gold projects in the U.S. and one in Mexico, each subject to due diligence reviews and the usual approvals. Current activities with respect to these potential acquisitions include completing definitive agreements, due diligence reviews and technical studies consistent with Canadian National Instrument 43-101. The Corporation is focusing its efforts on closing each of these potential acquisitions before the end of the year, and, if closed, the principal terms of each of these potential acquisitions, together with the results of the technical studies, will be announced at that time.

Vista's project improvement initiatives include the previously announced 16,000 foot drill program at the Maverick Springs project near Elko, Nevada, which is now approximately 50% complete. Assays and related analyses are pending. Following completion of the Maverick Springs program, a 4,000 foot drilling program will be started at the Mountain View project, near Gerlach, Nevada. In addition, the Corporation has commissioned R.D.I. of Wheatridge, Colorado, an independent process engineering firm, to review the process flowsheet used in the Paredones Amarillos, Mexico, feasibility study completed by Echo Bay Mines in 1996, and recommend possible cost saving changes to enhance the economics of this project.

With respect to the second quarter results, the Corporation reported a loss of $0.6 million ($0.05 per share) compared to a loss of $0.4 million ($0.06 per share) for the same period in 2002. The increase in costs is principally a result of increased investor relations and business development activity.

The Corporation also reports that Chief Financial Officer, John F. Engele, has tendered his resignation effective August 31, 2003. Jock McGregor, President and CEO commented, "Jack will be sorely missed, but he has been offered a tremendous opportunity for career growth elsewhere and we wish him well in his new position." The Corporation has implemented transitional arrangements until a replacement can be named.

Vista Gold Corp., based in Littleton, Colorado, evaluates and acquires gold projects with defined gold resources. Additional exploration and technical studies are undertaken to maximize the value of the projects for eventual development. The Corporation's holdings include the Maverick Springs, Mountain View, Hasbrouck, Three Hills and Hycroft projects in Nevada, the Long Valley project in California, the Paredones Amarillos project in Mexico, and the Amayapampa project in Bolivia.


The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation's periodic reports, including the annual report on Form 10-K filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Jock McGregor at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com